Exhibit 10.3

PROMISSORY NOTE

Principal:  $ 1,760.00   March 20, 2020

THE UNDERSIGNED, Cannonau Corp., a Nevada corporation, (the “Issuer”), promises to pay to the order of  Joseph Passalaqua, (the “Holder”) at such place as the Holder may designate in writing, the sum of Seventeen Hundred, Sixty dollars and zero cents, ($1,760.00), due six months from the date written above or sooner if reasonable possible.

Notes represent check number 1499 paid by Joseph Passalaqua as a loan to Cannonau Corp.

Prepayment of this note may be made at any time without penalty.

If default is made in the payment when due, holder shall have and may exercise any and all rights and remedies available hereunder, at law and by converting debt into equity at the conversion price of $.00036 per share.

If default shall occur under this Note, Issuer promises to pay all collection costs, including but not limited to all reasonable attorneys' fees, court costs, and expenses of every kind incurred by Holder in connection with such collection of this Note, whether or not any lawsuit is filed with respect thereto.

All payments and any notice required or permitted to be served hereunder shall be in writing and shall be delivered personally, or by express, overnight or courier service, by regular or certified mail, or by facsimile transmission (with a confirming copy sent by U.S. Mail, registered or certified, return receipt requested) addressed as follows, or to such other address as any party hereto may for itself designate by written notice in accordance herewith:

TO ISSUER:937 "Old Seneca Turnpike Road

Skaneateles, NY 13252-9318

TO HOLDER: 106 Glenwood Dr. S, Liverpool, NY 13090

Notice shall be deemed properly given on the date received or postmarked, whichever is earlier.

Provided that Issuer’s written consent is not provided (which consent shall not be unreasonably withheld), this Note may not be sold, pledged, hypothecated, or transferred in any manner, and is a non-negotiable instrument having no value whatsoever except to the Holder while the Note bears a principal balance outstanding.

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Issuer, for itself, its successors, transferees and assigns and all guarantors, endorsers and signers, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any liable party, the release of any security for the debt, the taking of any additional security and any other indulgence or forbearance, and is and shall be directly and primarily, liable for the amount of all sums owing and to be owed hereon, and agrees that this Note and any or all payments coming due hereunder may be extended or renewed from time to time by mutual consent without in any way affecting or diminishing Maker's liability hereunder.

This Note shall be governed by and construed under the laws of the State of New York without regard to the conflict of laws provisions.

Any action or proceeding arising out of or relating to this Note shall be brought in the federal or state courts in the State of New York.

IN WITNESS WHEREOF, the parties have executed this Note as of the date first above written.

"Cannonau Corp."

By /s/ Carmen J. Carbona

   Carman J Carbona/CEO